As filed with the Securities and Exchange Commission on August 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SINO-GLOBAL SHIPPING

AMERICA, LTD.

(Exact name of issuer as specified in its charter)

Virginia	11-3588546
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(Address of Principal Executive Offices) (ZIP Code)

SINO-GLOBAL SHIPPING AMERICA, LTD. 2014 STOCK INCENTIVE PLAN

SINO-GLOBAL SHIPPING AMERICA, LTD. 2021 STOCK INCENTIVE PLAN

(Full title of the plan)

With copies to:

Lei Gao, Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(Name and address of agent for service)

(718) 888-1814

(Telephone number, including area code, of agent for service)

Anthony W. Basch, Esq. Xiaoqin Li, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, Virginia 23219 +1-804-771-5700 – telephone +1-888-360-9092 – facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock issuable under 2021 Stock Incentive Plan(2)	10,000,000	$2.8653	$28,653,000	$3,126.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with Rule 416 to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	The offering price has been estimated solely for purposes of calculating the registration fee. The offering price has been calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of high and low prices of the Company’s ordinary shares reported by the Nasdaq Stock Market on August 23, 2021, a date within five (5) business days prior to the date of filing this registration statement.

Explanatory Note

This Registration Statement on Form S-8 (the “Registration Statement”) of Sino-Global Shipping America, Ltd. (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (which we refer to herein as the Securities Act) to:

●	Register up to 10,000,000 shares of common stock, no par value per share, issuable pursuant to our 2021 Equity Incentive Plan (as approved by our shareholders on February 22, 2021 and which we refer to herein as the 2021 Plan). Our shares of common stock underlying options or restricted stock granted pursuant to our 2014 Stock Incentive Plan (which we refer to as the 2014 Plan) were previously registered on Form S-8 (File No. 333-195459, filed on April 23, 2014 and amended by a post-effective amendment on February 11, 2016, which we refer to as the Original Form S-8); and

●	Include a reoffer prospectus that forms a part of this Registration Statement relating to the resale of “control securities” and/or “restricted securities” that have been or will be acquired under the 2014 Plan by certain of our officers and directors, who are the selling stockholders identified in the reoffer prospectus.

This Registration Statement contains two parts. The first part of this Registration Statement contains Section 10(a) prospectuses as well as a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company. The reoffer prospectus relates to the resale of up to 1,662,008 shares of common stock that have been or may be acquired by the selling shareholders under the 2014 Plan.

Accordingly, the reoffer prospectus included herein is a prospectus as part of this Registration Statement, which also constitutes a post-effective amendment to the Original Form S-8 pursuant to Rule 429(b) under the Securities Act.

PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Sino-Global Shipping America, Ltd. 2021 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act.  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the Plan Prospectus, meeting the requirements of Section 10(a) of the Securities Act.  The Reoffer Prospectus to be used in connection with sales of shares of common stock granted to Sino-Global Shipping America, Ltd. insiders will be used to meet the requirements of Section 10(a) of the Securities Act with respect to those securities.

Item 2. Registrant Information and Employee Plan Information

Upon written or oral request by a participant in the plan listed in Item 1, Sino-Global Shipping America, Ltd. will provide any of the documents incorporated by reference in Part II, Item 3 of this registration statement (which documents are incorporated by reference into the Plan Prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about the plan.  All of such documents and information will be available without charge. Any and all requests should be directed to Chief Financial Officer, Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514; telephone number (718) 888-1814.

Reoffer Prospectus

1,662,008 SHARES OF COMMON STOCK

ACQUIRED BY THE SELLING SHAREHOLDERS

UNDER THE SINO-GLOBAL SHIPPING AMERICA LTD.

2014 STOCK INCENTIVE PLAN

This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that were issued or may be issued by us to the selling shareholders upon the exercise of stock options granted under the Sino-Global Shipping America, Ltd. 2014 Stock Incentive Plan (the “2014 Plan”). The shares are being reoffered and resold for the account of the selling shareholders, and we will not receive any of the proceeds from the resale of the shares.

The selling shareholders’ sales may be effected from time to time in one or more transactions on the Nasdaq Capital Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SINO.” On August 23, 2021, the closing price for our common stock, as reported on the Nasdaq Capital Market was $2.93 per share.

Our principal executive offices are located at 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514, and our telephone number there is (718) 888-1814.

This investment involves risk. See “Risk Factors” beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE

SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF

THIS PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is August 27, 2021.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus or our other filings with the SEC include, but are not necessarily limited to, those relating to:

●	our ability to timely and properly deliver inland transportation management services, freight logistics services, and container trucking services;

●	our dependence on a limited number of major customers and related parties;

●	political and economic factors in China;

●	our ability to expand and grow our lines of business;

●	unanticipated changes in general market conditions or other factors which may result in cancellations or reductions in the need for our services;

●	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending or the production and distribution of product and raw materials which could, as a result, adversely affect our services, operations and financial performance;

●	the acceptance in the marketplace of our new lines of services;

●	the foreign currency exchange rate fluctuations;

●	hurricanes or other natural disasters;

●	our ability to identify and successfully execute cost control initiatives;

●	the impact of quotas, tariffs or safeguards on our customer products that we service;

●	our ability to attract, retain and motivate skilled personnel; and

●	our expansion and growth into other areas of the shipping industry.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained or incorporated by reference herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see the “Risk Factors” contained in our reports and other filings with the SEC or in this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may harm our business and financial performance. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment. You should carefully consider these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find Additional Information” located on page 21 of this prospectus before you decide to purchase any shares of our common stock (“Shares”).

RISKS RELATED TO THE CORONAVIRUS PANDEMIC

We face risks related to health pandemics that could impact our sales and operating results.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus first identified in Wuhan, Hubei Province, China. Any outbreak of contagious diseases, and other adverse public health developments, particularly in China, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to resume the general shipping agency services, as well as temporary closures of our facilities and ports or the facilities of our customers and third-party service providers. Any disruption or delay of our customers or third-party service providers would likely impact our operating results and the ability of the Company to continue as a going concern. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of China and many other countries, resulting in an economic downturn that could affect demand for our services and significantly impact our operating results.

The coronavirus disease 2019 (COVID-19) has had a significant impact on our operations since January 2020 and could materially adversely affect our business and financial results for the remaining months of the 2021 calendar year.

Our ability to manufacture and/or sell our products may be impaired by damage or disruption to our manufacturing, warehousing or distribution capabilities, or to the capabilities of our suppliers, logistics service providers or distributors as a result of the impact from the COVID-19. This damage or disruption could result from events or factors that are impossible to predict or are beyond our control, such as raw material scarcity, pandemics, government shutdowns, disruptions in logistics, supplier capacity constraints, adverse weather conditions, natural disasters, fire, terrorism or other events. In December 2019, COVID-19 emerged in Wuhan, China. In compliance with the government mandates, the Company temporarily closed and its production operations were halted from late January 2020 through the middle of February 2020. During this closure, employees had only limited access to the Company’s facilities, which led to delayed order manufacturing, assembly and fulfillment. While the spread of the disease has gradually returned under control in China, COVID-19 could adversely affect our business and financial results for the remaining months of the year 2021. As a result, there is a possibility that the Company’s revenues and operating cash flows may be significantly lower than expected for fiscal year 2021.

RISKS RELATED TO OUR BUSINESS

We have historically relied on a limited number of customers for a substantial portion of our business.

The nature of our business is driven by the needs of our clients, and we have historically found a limited number of customers account for a significant portion of our business each year. For the year ended June 30, 2020, three customers accounted for approximately 42%, 23% and 22% of the Company’s revenues, respectively. As of June 30, 2020, one customer accounted for approximately 87% of the Company’s accounts receivable, net. For the year ended June 30, 2019, three customers accounted for approximately 35%, 16% and 13% of the Company’s revenues, respectively. As of June 30, 2019, all of these customers accounted for approximately 26% of the Company’s accounts receivable, net. Our business will be materially and adversely affected if we fail to retain any of these key customers or our collaborative partners over whom we are very dependent fail to perform as expected.

Our revenue will be materially and adversely affected if our new service offerings do not gain market acceptance.

Our new service offerings may not gain market acceptance in the shipping logistic industry. To directly market and offer our service offerings, we and/or our collaborative partners may require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully promote our new services, our ability to generate additional revenue will be limited.

We have a history of operating losses, and we may not be able to achieve or sustain profitability; we have recently shifted our cryptocurrency mining business, and we may not be successful in this business.

We are not currently profitable and have incurred losses over three of our last four fiscal years. Continued losses could continue and may increase as we continue to work to develop our business. Although we are primarily operating in the shipping industry as a non-asset based global shipping and freight logistics integrated solution provider, we have also begun to explore cryptocurrency mining. Our current strategy is new and unproven, is in an industry that is itself new and evolving and is subject to the risks discussed below. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our results of operation may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations, including the levels of our net revenues, expenses, net loss and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the market price of our ordinary shares. Factors that may cause fluctuations in our quarterly financial results include:

●	the amount and timing of operating expenses related to our new business operations and infrastructure;

●	fluctuations in the price of cryptocurrencies we mine; and

●	general economic, industry and market conditions.

Because cryptocurrencies may be determined to be investment securities, we may inadvertently violate the Investment Company Act and incur large losses as a result and potentially be required to register as an investment company or terminate operations and we may incur third party liabilities.

We plan to engage in the mining of cryptocurrencies, which the SEC has said are currencies and not securities. We therefore believe that we will not be engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. However, under the Investment Company Act a company may be deemed an investment company under section 3(a)(1)(C) thereof if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

As a result of our investments and our mining activities, including investments in which we do not have a controlling interest, the investment securities we hold could exceed 40% of our total assets, exclusive of cash items and, accordingly, we could determine that we have become an inadvertent investment company. The cryptocurrencies we mine, acquire or otherwise own may be deemed an investment security by the SEC, although we do not believe any of such cryptocurrencies are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We may take actions to cause the investment securities held by us to be less than 40% of our total assets, which may include acquiring assets with our cash and cryptocurrency on hand or liquidating our investment securities or cryptocurrency or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in the Company incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct our operations.

If we are unable to successfully execute our cryptocurrency mining initiative, it would adversely affect our financial and business condition and results of operations.

In early 2021, we decided to enter the cryptocurrency mining business. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our various business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

Our evolving business model is subject to various uncertainties.

As cryptocurrency assets may become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify all emerging trends and growth opportunities in this business sector and we may lose out on those opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.

Cryptocurrencies, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptocurrency codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our miners, computer systems and those of third parties that we will use in our operations, will be vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrency or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

The shipping agency business is very competitive in nature and many of our competitors have greater financial, marketing and other resources than we have.

The market segments that we serve do not have high entry barriers. There are many companies ranging from small to large in China that provide shipping and freight-related logistics services. At present, the state-owned companies in China still dominate the industry and generate a majority of the revenues in the industry. These companies have greater service capabilities, a larger customer base and more financial, marketing, network and human resources than we do. Most of them engage in a wide range of businesses and involve many aspects of the industry chain. Our competitors may introduce new business models, and if these new business models are more attractive to customers than the business models we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition in worldwide shipping agency industry may become more intense as more shipping agencies, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new business models our competitors may implement. In addition, the increased competition we anticipate in the shipping agent industry may also reduce the number of vessels for which we are able to provide shipping agency services, or cause us to reduce agency fees in order to attract or retain customers. All of these competitive factors could have a material adverse effect on our business and results of operations.

Our customers are engaged in the shipping industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We derive our revenues from providing services to customers in the business of shipping materials to China and our success is dependent upon our customer’s shipping needs. Our customers’ shipping needs are intrinsically linked to economic conditions in the shipping industry in general and trade with China in particular. The shipping industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Accordingly, demand for our services could be harmed by instability or downturns in the shipping industry, reductions in trade between China and other countries or a combination of both which could materially lower demand or cause our customers to forego the shipping agency services we provide by attempting to provide such services in-house. If any of the foregoing occurs, it would have a material adverse effect on our business and our results of operations.

We may be required to assume liabilities for our clients in the future.

An increasing number of companies that require shipping agency services have pressured shipping agents to guarantee their clients’ liabilities. Some companies have required shipping agents, as a condition of doing business, to pay for tariffs, port charges, and other fees, or to pay these fees with the promise of reimbursement at a later date. Other companies have sought to include shipping agents as parties in voyage charter agreements, leading to potential liability for shipping agents in the event of a breach by another party. We expect that these pressures on shipping agents to accept more liability will increase as competition among shipping agencies intensifies. While we do not currently pay these liabilities and have no present intention to begin doing so in the future, the assumption of any of these or other liabilities could have a material adverse effect on our business and results of operations.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We are a small company with limited resources, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to other companies engaged in one or more of our business lines. Consequently, we expect that we will have to actively compete with other Chinese shipping agencies to retain these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. Although we have not experienced difficulty locating, hiring, training or retaining our employees to date, there can be no assurance that we will be able to retain our current personnel, or that we will be able to attract and assimilate other qualified personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the quality of the shipping services that we provide could be materially impaired, which would have a material adverse effect on our business and results of operations.

We are substantially dependent upon our key personnel.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

●	Mr. Lei Cao, Chief Executive Officer;

●	Ms. Tuo Pan, Acting Chief Financial Officer;

●	Ms. Jing Shan, Chief Operating Officer;

●	Mr. Xintang You, Chief Technology Officer; and

●	Mr. Lei Nie, Vice President

would be difficult for us to replace. While we have employment contracts with each of our executive officers, such contracts may be terminated in certain circumstances by the executive officers. Moreover, we do not have any “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to effectively execute our business and expand our service platform, which would have a material adverse effect on our business and results of operations.

We need to maintain our relationships with local shipping agents.

Our shipping agency business is dependent upon our relationships with local agents operating in the ports where our customers ship their products. As a general agent, substantially all of our shipping agency revenues have been derived from services delivered by the local agents and we believe local agent relationships will remain critical to our success in the future. We have a number of local agents that account for a significant portion of our business, the loss of one or more of which could materially and negatively impact our ability to retain and service our customers. We cannot be certain that we will be able to maintain and expand our existing local agent relationships or enter into new local agent relationships, or that new or renewed local agent relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing local agent relationships, renew existing local agent relationships, or enter into new local agent relationships, we may lose customers, customer introductions and co-marketing benefits, and our business and results of operations may suffer significantly.

We are dependent on third-party carriers and inland transportation companies to transport our clients’ cargo.

We rely on commercial ocean freight carriers and inland transportation companies for the movement of our client’s cargo. Consequently, our ability to provide services for our clients could be adversely impacted by: shortages in available cargo capacity; changes by carriers and transportation companies in policies and practices such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor; and other factors not within our control. Reductions in ocean freight capacity could negatively impact our yields. Material interruptions in service or stoppages in transportation, whether caused by strike, work stoppage, lock-out, slowdown or otherwise, could adversely impact our business, results of operations and financial condition.

Our profitability depends on our ability to effectively manage our cost structure as we grow the business.

As we continue to attempt to increase our revenues through the expansion of our service offerings, we must maintain an appropriate cost structure to maintain and increase our profitability. While we intend to increase our revenues by increasing the number and quality of the shipping services we provide by strategic acquisitions, and by maintaining and expanding our gross profit margins by reducing costs, our profitability will be driven in large part by our ability to manage our agent commissions, personnel and general and administrative costs as a function of our net revenues. There can be no assurances that we will be able to effectively control our costs and failure to do so would result in lack of profitability, which would have a material adverse effect our business and results of operations.

Comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance.

Our operating results have fluctuated in the past and likely will continue to fluctuate in the future because of a variety of factors, many of which are beyond our control. There can be no assurance that our historic operating performance will continue in future periods. Because our quarterly revenues and operating results vary significantly, comparisons of our period-to-period results are not necessarily meaningful and should not be relied upon as an indicator of future performance.

We have not paid any dividends and we do not foresee paying dividends in the future.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, if ever. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, Virginia and PRC laws, and other factors that our board of directors deems relevant.

FOREIGN OPERATIONAL RISKS

Adverse regulatory developments in China may subject us to additional regulatory review and expose us to government interference, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with operations in China, all of which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

Although we are incorporated in Virginia and we are headquartered in New York, as we have operations in China, we are subject to PRC laws. The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, including through the variable interest entities structure, or the VIE structure, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may become subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective, including detailed disclosure related to VIE structures and whether the VIE and the issuer, when applicable, received or were denied permission from Chinese authorities to list on U.S. exchanges and the risks that such approval could be denied or rescinded. On August 1, 2021, the China Securities Regulatory Commission stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. We are subject to a variety of PRC laws. We also maintain a VIE structure with respect to part of our operations in China. Therefore, we may be subject to tightened regulatory review and exposed to government interference in China. In light of the recent regulatory and policy developments in China and government actions taken by the PRC government, including possible imposition of restrictions and/or approval requirements on China-based companies raising capital offshore, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations.

We do not have business liability or disruption insurance.

We do not have any business liability or disruption insurance coverage for our operations. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

We rely on contractual arrangements with our VIE for our operations, which may not be as effective in providing control over these entities as direct ownership.

Although we have temporarily suspended doing business with our VIE, Sino-Global Shipping Agency Ltd. (“Sino-China”), our operations and financial results might in the future dependent on it, in which we have no equity ownership interest and must rely on contractual arrangements to control and operate the businesses of our VIE. These contractual arrangements are not as effective in providing control over the VIE as direct ownership. For example, the VIE may be unwilling or unable to perform its contractual obligations under our commercial agreements. Consequently, we would not be able to conduct our operations in the manner currently planned. In addition, the VIE may seek to renew its agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control the VIE, we may not succeed in enforcing our rights under them insofar as our contractual rights and legal remedies under PRC law are inadequate. In addition, if we are unable to renew these agreements on favorable terms when these agreements expire or enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

In January 2015, China’s Ministry of Commerce unveiled a draft legislation that could change how the government is regulating corporate structures, especially for VIEs controlled by foreign investments. Instead of looking at “ownership”, the draft law focused on the entities or individuals hold control of a VIE. If a VIE is deemed to be controlled by foreign investors, it may be barred from operating in restricted sectors or the prohibited sectors listed on a “negative list”, where only companies controlled by Chinese nationals could operate, even if structured as VIEs. As of the report date, no formal legislation has been implemented.

In the event that the draft law is implemented in any form, and that the Company’s business was characterized as one of the “restricted” or “prohibited” sectors, the VIE the Company currently maintains contractual arrangements with may be barred from operation which may adversely affect our business if the market for shipping agent services turn around and we intend to resume such business operation with our VIE.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us and may restrict the level of legal protections to foreign investors.

China’s legal system is based on statutory law. Unlike the common law system, statutory law is based primarily on written statutes. Previous court decisions may be cited as persuasive authority but do not have a binding effect. Since 1979, the PRC government has been promulgating and amending the laws and regulations regarding economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, since these laws and regulations are relatively new, and the PRC legal system continues to rapidly evolve, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us.

In addition, any litigation in China may be protracted and may result in substantial costs and diversion of resources and management’s attention. The legal system in China cannot provide investors with the same level of protection as in the U.S. The Company is governed by laws and regulations generally applicable to local enterprises in China. Many of these laws and regulations were recently introduced and remain experimental in nature and subject to changes and refinements. Interpretation, implementation and enforcement of the existing laws and regulations can be uncertain and unpredictable and therefore may restrict the legal protections available to foreign investors.

Governmental control of currency conversion may affect the value of your investment.

In the course of providing services for international shipments, we occasionally require currencies from other countries to conduct our business. While we believe that we have complied with applicable currency control laws and regulations in all material aspects, we cannot guarantee you that our efforts will be free from challenge or that, if challenged, we will be successful in our defense of our current practices. Under our current corporate structure, our income is paid in different currencies, depending on our agreements with individual customers. We then pay in local currencies the expenses associated with operating a company in several countries. Shortages in the availability of foreign currency may restrict our ability to pay such expenses unless and until we convert currencies that we have into those that we require.

One of the currencies we often convert among is the RMB. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends, if any, in foreign currencies to our shareholders.

Changes in Currency Conversion Policies in China may have a material adverse effect on us.

RMB is still not a freely exchangeable currency. Since 1998, the State Administration of Foreign Exchange of China has promulgated a series of circulars and rules in order to enhance verification of foreign exchange payments under a Chinese entity’s current account items, and has imposed strict requirements on borrowing and repayments of foreign exchange debts from and to foreign creditors under the capital account items and on the creation of foreign security in favor of foreign creditors.

This may complicate foreign exchange payments to foreign creditors under the current account items and thus may affect the ability to borrow under international commercial loans, the creation of foreign security, and the borrowing of RMB under guarantees in foreign currencies. Moreover, the value of RMB may become subject to supply and demand, which could be largely impacted by international economic and political environments. Any fluctuations in the exchange rate of RMB could have an adverse effect on the operational and financial condition of the Company and its subsidiaries in China.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar, Canadian dollars, Australian dollar, the Euro and other currencies may fluctuate and is affected by, changes in China’s political and economic conditions, among other things. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar and other currencies. As a portion of our costs and expenses is denominated in RMB, the revaluation in July 2005 and potential future revaluation has and could further increase our costs.

Changes in China’s political and economic policies could harm our business.

China’s economy has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

●	economic structure;

●	level of government involvement in the economy;

●	level of development;

●	level of capital reinvestment;

●	control of foreign exchange;

●	methods of allocating resources; and

●	balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administration review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to obtain or maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business.”

The tariffs by the U.S. government and the trade war between the U.S. and China, and on a larger scale, internationally, may dampen global growth. If the U.S. government subjects our customers’ products to tariffs, our business operations and revenue may be negatively impacted.

The U.S. government has recently, among other actions, imposed new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices and China has responded by imposing new or higher tariffs on specified products imported from the United States. In December 2019, China announced that it suspended tariffs on certain products, and the U.S. and China signed a trade deal in January 2020 that cut some U.S. tariffs on Chinese goods in exchange for Chinese pledges to purchase more of American farm, energy, and manufactured goods and address some U.S. complaints about intellectual property practices. The imposed tariffs may cause the depreciation of the RMB currency and a contraction of certain PRC industries that will likely be affected by the tariffs.

We rely on customers involved in international shipping for our revenues. To the extent our customers’ business is weakened by the tariffs, they may have reduced need for our logistics services. As such, we may have access to fewer business opportunities and our operation may be negatively impacted. In addition, future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

As some of our directors, officers and assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

Some of our directors and officers reside outside the United States. In addition, many of our assets are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States courts, including judgments relating to United States federal securities laws. Furthermore, because the majority of our assets are located in China and PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

Our international operations require us to comply with a number of U.S. regulations.

In addition to the Chinese laws and regulations with which we must comply, we must also comply with the United States Foreign Corrupt Practices Act (“FCPA”), which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which could reduce our future growth.

Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.

On May 20, 2020, the U.S. Senate passed an act requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditor for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

On June 4, 2020, the U.S. President issued a memorandum ordering the President’s working group on financial markets, or the “PWG,” to submit a report to the President within 60 days of the date of the memorandum that should include recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB to enforce U.S. regulatory requirements on Chinese companies listed on U.S. stock exchanges and their audit firms.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or “NCJs”, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective.

On August 10, 2020, the SEC announced that SEC Chairman had directed the SEC staff to prepare proposals in response to the PWG Report, and that the SEC was soliciting public comments and information with respect to these proposals. Since we are listed on the Nasdaq Capital Market, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the Nasdaq Capital Market, deregistration from the SEC, and/or other risks, which may materially and adversely affect, or effectively terminate, the trading of our shares of common stock in the United States.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our shares of common stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our former auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report incorporated by reference in this prospectus, and our current auditor, Audit Alliance LLP, as auditors of companies that are traded publicly in the United States and firms registered with the PCAOB, are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards.

The market price for our securities may be subject to wide fluctuations.

The securities of a number of companies with substantial operations in China have experienced wide fluctuations in their stock price. Among the factors that could affect the price of our common stock are risk factors described in this section and other factors, including:

●	announcements of competitive developments, by our competitors;

●	regulatory developments of our industry affecting us, our customers or our competitors;

●	actual or anticipated fluctuations in our quarterly operating results;

●	failure of our quarterly financial and operating results to meet market expectations or failure to meet our previously announced guidance, if any;

●	changes in financial estimates by securities research analysts;

●	changes in the economic performance or market valuations of our competitors;

●	additions or departures of our executive officers and other key personnel;

●	announcements regarding intellectual property litigation (or potential litigation) involving us or any of our directors and officers;

●	fluctuations in the exchange rates between the U.S. dollar and the Renminbi; and

●	release or expiration of the underwriters’ post-offering lock-up or other transfer restrictions on our outstanding common stock.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. In addition, the market prices and trading volumes of companies listed on the Nasdaq Capital Market have been volatile. As a result, the trading price of our common stock is likely to be volatile and could fluctuate significantly in response to many factors, including the following, some of which are beyond our control:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

We may need additional capital and may sell additional securities or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

In the future, we may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available, if at all, in amounts or on terms acceptable to us.

Substantial future sales of our securities in the public market, or the perception that these sales could occur, could cause the price of our securities to decline.

Additional sales of our securities in the public market or the perception that these sales could cause the market price of our securities to decline. In addition, we may grant or sell additional options, restricted shares or other share-based awards in the future under our share incentive plan to our management, employees and other persons, the settlement and sale of which may further dilute our shares and drive down the price of our securities.

If NASDAQ were to delist our securities from trading on its exchange, such action could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock is currently listed on The Nasdaq Capital Market. We cannot assure you that our securities will meet the continued listing requirements be listed on NASDAQ in the future.

If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If our shares of common stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If our common stock were removed from listing with the Nasdaq Capital Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our common stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

RISKS ASSOCIATED WITH THIS OFFERING

The market price for our common stock may be volatile, which could result in substantial losses to investors.

The market price for our common stock is likely to be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in the Chinese shipping industry or shipping agency industry;

●	changes in the Chinese economy;

●	changes in political relationships, both within China and between China and other countries;

●	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	additions or departures of key personnel;

●	fluctuation of the Renminbi against the U.S. Dollar and other currencies; or

●	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance.  We cannot guarantee that shareholders will not lose some of their entire investment in our common stock.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors.  The current terms of the directors expire in 2022, 2023 and 2024.  Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders.  The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders.

Our directors and officers control a majority of our capital stock, limiting your influence on shareholder decisions.

Our officers and directors possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval.  These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common stock. These actions may be taken even if they are opposed by our other shareholders.

THE COMPANY

Sino-Global Shipping America, Ltd. (“Sino,” the “Company,” or “we”), a Virginia corporation, was founded in the U.S. in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value-added services to its customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. We operate in four operating segments, including (1) shipping agency and management services, operated by our subsidiary in Hong Kong and the U.S.; (2) inland transportation management services, operated by our subsidiaries in the U.S.; (3) freight logistics services, operated by our subsidiaries in the People’s Republic of China (the “PRC” or “China”) and the U.S.; and (4) container trucking services, operated by our subsidiaries in the PRC and the U.S.

We conduct our business primarily through our wholly-owned subsidiaries in the PRC (including Hong Kong) and the U.S., where a majority of our clients are located.

Our subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai;” Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of local shipping agency service businesses, we provided our shipping agency services in the PRC through Sino China, a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its stockholders that enable us to substantially control Sino-China. Through Sino-China, we were able to provide local shipping agency services in all commercial ports in the PRC. Sino-China is one of the committee members of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (“CASA”). CASA was approved to form by China Ministry of Communications. Sino-China is also our only entity that is qualified to do shipping agency business in China. We keep the VIE to prepare ourselves for the market to turn around.

Our corporate structure diagram as of the date of this prospectus is as below:

Our Strategy

Our strategy is to:

●	Provide better solutions for issues and challenges faced by the entire shipping and freight logistics chain to better serve our customers and explore additional growth avenues.

●	Diversify our current service offerings organically or through acquisitions and/or strategic alliance; continue to grow our business in the U.S. market;

●	Continue to streamline our business practice, optimize our cost structure and improve our operating efficiency through effective planning, budgeting, execution and cost control and strengthening our IT infrastructure;

●	Continue to reduce our dependency on our legacy business and few key customers; and

●	Continue to monetize our relationships with our strategic partners and leverage their support and our innovation to expand our business.

With the establishment of our subsidiary in Los Angeles, we added cargo forwarding services to our service platform in the second quarter of fiscal 2017, which is included in our inland transportation business line for the year ended June 30, 2016. As we are developing our cargo forwarding services, the Company provides freight logistics services and container trucking services as two new business segments in fiscal 2017. During fiscal year 2018, the Company began to provide bulk cargo container services to the customers. On November 13, 2019, the Company entered into a cooperation agreement with Shanming Liang, a director of Guangxi Jinqiao Industrial Group Co., Ltd., to cooperate and expand the bulk cargo container services business.

Corporate Information

Our principal executive offices are located at 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514. Our telephone number at this address is (718) 888-1814. Our common stock is traded on the Nasdaq Capital Market under the symbol “SINO.”

Our Internet website, www.sino-global.com, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

SELLING SHAREHOLDERS

This prospectus relates to shares of common stock that are being registered for reoffer and resale by the selling stockholders. The shares of common stock are “restricted securities” and/or “control securities” under the Securities Act. The selling stockholders may resell any or all of the shares at any time while this prospectus is current.

The following table sets forth certain information regarding the ownership of our common stock by the selling stockholders as of the date of this reoffer prospectus, and the number of shares of our common stock currently being offered by each selling stockholder pursuant to this reoffer prospectus. The information set forth in the following table regarding beneficial ownership after resale of securities assumes that the selling shareholders will sell all of the shares of common stock owned by that selling shareholder covered by this prospectus.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates.” The address of each selling stockholder is c/o Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514.

Selling Stockholder	Position, office, or other material relationship	Number of shares of common stock owned before sale(1)	Number of shares of common stock registered by this reoffer prospectus(2)	Number of shares of common stock owned after sale	Percentage of shares of common stock owned after sale(3)

Lei Cao	CEO, Chairman	1,021,008	1,021,008	0	-
Tuo Pan (4)	Acting CFO	279,000	279,000	0	-
Lei Nie (4)	Vice President	279,000	279,000	0	-
Zhikang Huang	Director	248,000	248,000	0	-
Jing Wang	Director	46,000	46,000	0	-
Tieliang Liu	Director	50,000	48,000	2,000	*
Xiaohuan Huang	Director	20,000	20,000	0	-

*	Less than 1%.

(1)	The shares owned by a person include shares owned by the individual as well as shares issuable upon the exercise of options or restricted shares granted to the selling shareholder under the 2014 Plan, whether or not such options or restricted shares must vest or become exercisable (as applicable) within 60 days of the reoffer prospectus.
(2)	Represents the maximum number of Shares issued under the 2014 Plan that could be sold under this prospectus if the holder exercised all of his options when vested and sold the underlying Shares. Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares to be sold shall be determined from time to time by each selling stockholder in his discretion.
(3)	Based on 16,152,113 shares of common stock outstanding as of August 26, 2021.
(4)	Tuo Pan, our acting CFO, and Lei Nie, our Vice President, are wife and husband. The 279,000 shares beneficially owned by Tuo Pan and Lei Nie include 239,000 shares of common stock directly owned by Tuo Pan, and 40,000 shares of common stock directly owned by Lei Nie.

PLAN OF DISTRIBUTION

The Shares may be offered by the selling shareholders from time to time in transactions on the Nasdaq Capital Market, any other stock exchange, market or trading facility on which our shares are traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of these methods of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect these transactions by selling the Shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

There is no assurance that any of the selling shareholders will sell any or all of the Shares of common stock offered under this prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the Shares of our common stock offered under this prospectus, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these Shares.

EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by Friedman LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Shares of common stock offered hereby have been passed upon by Kaufman & Canoles, P.C.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. You may read and copy any document which we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Additional information about us may also be obtained at our web site at http://www.sino-global.com. We have filed with the SEC a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act with respect to the Shares. This reoffer prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to us and our common stock, you should consult the Registration Statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed by us with the SEC are incorporated herein by reference as of the dates thereof:

(1)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on October 13, 2020;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2020 filed with the SEC on November 13, 2020 and amended on November 16, 2020, for the fiscal quarter ended December 31, 2020 filed with the SEC on February 12, 2021, and for the fiscal quarter ended March 31, 2021, filed with SEC on May 13, 2021;

(3)	our Current Report on Form 8-K, filed with the SEC on filed with the SEC on July 6, 2020, July 6, 2020, July 23, 2020, September 4, 2020, September 18, 2020, September 25, 2020, October 19, 2020, October 23, 2020, October 28, 2020, November 4, 2020, November 10, 2020, November 16, 2020, December 9, 2020, December 11, 2020, December 15, 2020, December 16, 2020, December 21, 2020, January 28, 2021, January 29, 2021, February 3, 2021, February 8, 2021, February 10, 2021, February 10, 2021, February 11, 2021, February 16, 2021, February 23, 2021, March 3, 2021, March 18, 2021, May 27, 2021, June 28, 2021, August 9, 2021 and August 19, 2021; and

(4)	the description of the common stock, without par value per share, contained in our registration statement on Form 8-A filed with the SEC on April 16, 2008 (File Number 001-34024) pursuant to Section 12(b) of Exchange Act, which incorporates by reference the description of the common stock, without par value per share, contained in the registration statement on Form SB-2 filed with the SEC on January 11, 2008 (File Number 333-148611), and declared effective by the SEC on April 18, 2008, and any amendment or report filed with the SEC for purposes of updating such description; and the Current Report on Form 8-K filed with the SEC on July 6, 2020 to effect the Reverse Stock Split.

All reports and documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents. We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Any and all requests should be directed to Chief Financial Officer, Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514; telephone number (718) 888-1814.

INDEMNIFICATION

Our Articles of Incorporation, as amended to date, provide for us to indemnify our directors and officers to the fullest extent authorized by Virginia law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our Articles of Incorporation provide that our directors will not be personally liable for monetary damages to us of breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sino-Global pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registration information) will be sent or given to the participants of the 2014 Plan, as amended, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The following documents filed by us with the SEC are incorporated herein by reference as of the dates thereof:

(1)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on October 13, 2020;

(2)	our Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2020 filed with the SEC on November 13, 2020 and amended on November 16, 2020, for the fiscal quarter ended December 31, 2020 filed with the SEC on February 12, 2021, and for the fiscal quarter ended March 31, 2021, filed with SEC on May 13, 2021;

(3)	our Current Report on Form 8-K, filed with the SEC on filed with the SEC on July 6, 2020, July 6, 2020, July 23, 2020, September 4, 2020, September 18, 2020, September 25, 2020, October 19, 2020, October 23, 2020, October 28, 2020, November 4, 2020, November 10, 2020, November 16, 2020, December 9, 2020, December 11, 2020, December 15, 2020, December 16, 2020, December 21, 2020, January 28, 2021, January 29, 2021, February 3, 2021, February 8, 2021, February 10, 2021, February 10, 2021, February 11, 2021, February 16, 2021, February 23, 2021, March 3, 2021, March 18, 2021, May 27, 2021, June 28, 2021, August 9, 2021 and August 19, 2021; and

(4)	the description of the common stock, without par value per share, contained in our registration statement on Form 8-A filed with the SEC on April 16, 2008 (File Number 001-34024) pursuant to Section 12(b) of Exchange Act, which incorporates by reference the description of the common stock, without par value per share, contained in the registration statement on Form SB-2 filed with the SEC on January 11, 2008 (File Number 333-148611), and declared effective by the SEC on April 18, 2008, and any amendment or report filed with the SEC for purposes of updating such description; and the Current Report on Form 8-K filed with the SEC on July 6, 2020 to effect the Reverse Stock Split.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Nothing in this Registration Statement shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Registration Statement except as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576; Attention: Investor Relations (telephone: 718-888-1814).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus. The documents incorporated by reference into this prospectus are also available on our corporate website at www.sino-global.com.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 13.1-697 of the Virginia Stock Corporation Act permits corporations to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

1.	Conducted himself in good faith; and

2.	Believed:

a.	In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

b.	In all other cases, that his conduct was at least not opposed to its best interests; and

3.	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation, as amended, contain the following provision relating to indemnification of our officers and directors:

The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our Bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit

5.1	Opinion of Kaufman & Canoles, P.C.
23.1	Consent of Friedman LLP
23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)
24.1	Powers of Attorney (included in Part II of this Registration Statement)
99.1	Sino-Global Shipping America, Ltd. 2014 Stock Incentive Plan (incorporated by reference to the Registration Statement on Form S-8 filed by the Company on April 23, 2014)
99.2	Sino-Global Shipping America, Ltd. 2021 Stock Incentive Plan

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering;

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act; and

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, People’s Republic of China on August 27, 2021.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name:	Lei Cao
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lei Cao, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 27, 2021.

Signature	Title

/s/ Lei Cao	Chief Executive Officer and Director
Lei Cao	(Principal Executive Officer)

/s/ Tuo Pan	Acting Chief Financial Officer
Tuo Pan	(Principal Accounting and Financial Officer)

/s/ Zhikang Huang	Director
Zhikang Huang

/s/ Xiaohuan Huang	Director
Xiaohuan Huang

/s/ Tieliang Liu	Director
Tieliang Liu

/s/ Jing Wang	Director
Jing Wang

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Kaufman & Canoles, P.C.
23.1	Consent of Friedman LLP
23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)
24.1	Powers of Attorney (included in Part II of this Registration Statement)
99.1	Sino-Global Shipping America, Ltd. 2014 Stock Incentive Plan (incorporated by reference to the Registration Statement on Form S-8 filed by the Company on April 23, 2014)
99.2	Sino-Global Shipping America, Ltd. 2021 Stock Incentive Plan